AMENDMENT NO. 1 TO

                          AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (this "Amendment") to the Agreement and Plan of Merger dated May 11, 2000 (the "Merger Agreement"), by and among Ramtron International Corporation ("Ramtron"), RIC MI Acquisition Inc. ("Ramtron Sub"), Mushkin Inc. ("Mushkin"), and William Michael Mushkin and Elizabeth Loring Crane (the "Shareholders") is dated and made effective June 8, 2000.

                                    RECITALS:

WHEREAS, the Merger Agreement provides in Section 2 (i) that all of the "Ramtron Shares" (as defined in the Merger Agreement) will bear the "Lock-Up Legend" and in Section 9 (a) for Ramtron and Mushkin and the Shareholders, respectively, to have the right to terminate the Merger Agreement if the "Closing" (as defined in the Merger Agreement) shall not have occurred on or before June 9, 2000; and

WHEREAS, subject to the terms and conditions set forth in this Amendment, the parties have agreed to amend the provisions of the Merger Agreement mentioned in the preceding Recital;

NOW, THEREFORE, in consideration of the Recitals and the mutual covenants and obligations contained herein, the parties hereto hereby agree as follows:

1.  Definitions

Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings set forth in the Merger Agreement.

2.  Amendments

    (a) Section 2 (i) of the Merger Agreement is hereby amended by adding the following sentence at the end of the Section, immediately following the table:

         Notwithstanding that the first two right column entries, applicable, respectively, to William Michael Mushkin and Elizabeth Loring Crane, in the above table describe all of the share certificates covered thereby as being legended with the Lock-Up Legend, certificates representing 190,476 of such shares may be represented by certificates not bearing the Lock-Up Legend if specific instructions to that effect are received from the Shareholders.

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    (b)  Section 9(a), subsections (ii) and (iii), of the Merger Agreement are hereby amended by deleting the date of June 9, 2000 and replacing it by the date of June 16, 2000.

3.  Effect of Amendments

Except as expressly modified by the provisions of this Amendment, the Merger Agreement and all of the terms, provisions and conditions thereof shall for all purposes remain unchanged, and in full force and effect, and are approved, ratified and confirmed, and from and after the date hereof all references to the Merger Agreement in any other agreement to which any of the undersigned are parties shall mean the Merger Agreement as amended hereby.

4.  Counterparts

This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date set forth in the preamble hereof.

RAMTRON:         RAMTRON INTERNATIONAL CORPORATION

                 By  /S/ LuAnn D. Hanson
                   -----------------------
                 Name:  LuAnn D. Hanson
                 Title:  Acting Chief Financial Officer

RAMTRON SUB:     RIC MI ACQUISTION INC.

                 By  /S/ LuAnn D. Hanson
                   -----------------------
                 Name:  LuAnn D. Hanson
                 Title:  Chief Financial Officer

MUSHKIN:         MUSHKIN INC.

                 By  /S/ William W. Mushkin
                   --------------------------
                 Name:  William M. Mushkin
                 Title:  President

SHAREHOLDERS:    By  /S/ William Michael Mushkin
                   -------------------------------
                   William Michael Mushkin

                 By  /S/ Elizabeth Loring Crane
                   -------------------------------
                   Elizabeth Loring Crane

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